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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Cendant Corporation's Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-35709, 333-45155, 333-45227, 333-49405, 333-78447, 333-86469, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674 and 333-87464 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-75684, 33-80834, 33-74068, 33-41823, 33-48175, 333-09633, 333-09655, 333-09637, 333-22003, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670, 333-89686 and 333-98933 on Form S-8 of our report dated February 7, 2002 (April 1, 2002 as to the subsequent events described in Note 28 and August 12, 2002, as to the effects of the discontinued operation described in Notes 1 and 5 and as to the pro forma effect of the non-amortization of goodwill disclosed in Note 1) (which expresses an unqualified opinion and includes explanatory paragraphs with respect to the modification of the accounting treatment relating to securitization transactions, the accounting for derivative instruments and hedging activities, the revision of certain revenue recognition policies and as to the effects of the discontinued operation as discussed in Notes 1 and 5) appearing in this Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2001.

/s/ Deloitte & Touche
New York, New York

December 19, 2002

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INDEPENDENT AUDITORS' CONSENT